UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Brocade Communications Systems, Inc.

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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 7, 2015

This proxy statement supplement, dated March 17, 2015, supplements the definitive proxy statement (the “Proxy Statement”) filed by Brocade Communications Systems, Inc. (“Brocade,” “we,” “us” or “our”) with the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2015 and made available to Brocade stockholders in connection with the solicitation of proxies by the Brocade Board of Directors (the “Board”) for the 2015 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “2015 Annual Meeting”).

This supplement is being filed with the SEC and is being made available to stockholders on March 17, 2015. Only stockholders of record as of the close of business on February 18, 2015 are entitled to receive notice of and to vote at the annual meeting.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.

Changes to Corporate Governance

Throughout the year we engage with some of our largest stockholders regarding our corporate governance and executive compensation program, review best practices, and take into account regulatory changes. Since Brocade’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”), we have made the governance changes described below.

Stockholder Right to Call Special Meetings

At the 2014 Annual Meeting, stockholders approved an advisory proposal seeking a stockholder right to call special meetings. That proposal offered a 10% threshold percentage of ownership required to call a special meeting. In connection with this proposal and in recognition of evolving corporate governance practices, we engaged in an outreach effort to hear directly from our stockholders on this issue. In September 2014, the Board voluntarily adopted certain amendments to Brocade’s Bylaws to permit one or more stockholders holding shares representing in the aggregate not less than 25% of the total voting power outstanding and entitled to vote to call a special meeting.

With its decision to implement a right of stockholders to call special meetings, the Board acknowledged that a stockholder right to call special meetings provides an appropriate balance between ensuring the Board’s accountability to stockholders and enabling the Board and management to operate in an effective manner. In determining the scope of the amendment to the Bylaws and the appropriate ownership threshold to call a special meeting, the Board took into account various factors, including:

•	the outcome of the vote on the advisory stockholder proposal seeking a stockholder right to call a special meeting, which resulted in the approval of the proposal by the holders of approximately 60% of the shares voted at the meeting, or approximately 44% of Brocade’s outstanding shares;

•	the results of Brocade’s stockholder outreach efforts, which involved outreach to the holders of a majority of the outstanding shares of common stock and resulted in conversations with the holders of approximately 40% of Brocade’s outstanding stock; a majority of these holders indicated they did not support a bylaw allowing holders of 10% of the shares to call a special meeting, and several noted that, due to the concentration of ownership of Brocade’s common stock at that time, such a bylaw would permit a single stockholder to call a special meeting;

•	the proxy voting guidelines, where publicly available, of our largest stockholders;

•	an analysis of peer companies that had adopted special meeting bylaws, which indicated that a threshold ownership requirement of 25% or higher was the most common threshold among peer companies;

•	an analysis of a broader sample of approximately 70 recent special meeting bylaw adoptions, which indicated that more than two-thirds of such special meeting bylaw provisions provided for a 25% or higher threshold;

•	the Board’s belief that a 25% threshold would not be unduly burdensome to stockholders seeking to call a special meeting, in light of (1) recent special meeting requests at other large public companies, (2) the concentration of ownership among Brocade’s largest stockholders, and (3) the fact that Brocade’s proposed bylaw did not contain other restrictive features, such as proof of record ownership, holding period requirements or burdensome disclosure requirements;

•	the fact that Brocade conducts regular outreach to its largest stockholders and that previously such stockholders had not raised any concern about the right of stockholders to call a special meeting; and

•	the existing provisions of Brocade’s Certificate of Incorporation and Bylaws, which generally contain limited anti-takeover features.

The Board noted that, while many of the stockholders supported the right of stockholders to call a special meeting, a substantial proportion of Brocade’s largest stockholders indicated that a 10% threshold was too low and believed a higher threshold was appropriate in light of the concentration of ownership of Brocade common stock and the potential for a single large holder to call a special meeting. Taking all of these factors into account, the Board concluded that a 25% threshold was consistent with current corporate governance practices; would strike a reasonable and appropriate balance between enhancing stockholder rights and protecting against the risk that a relatively small number of stockholders, including those with special interests, could call special meetings with the resulting expense and disruption to our business; and would not in practice prevent or unreasonably restrict the ability of stockholders to call a special meeting.

The Board continues to monitor actively stockholder feedback on governance matters. The subject of Brocade’s Bylaw amendment has not been raised in Brocade’s dialogue with its investors during the six months since the Board took action to adopt the amendment. Following adoption of the Bylaw amendment, which occurred more than 30 days prior to the deadline for stockholder proposals for Brocade’s 2015 Annual Meeting, Brocade did not receive a further stockholder proposal regarding the calling of special meetings of stockholders.

Adoption of Clawback Policy

In January 2015, Brocade amended its Senior Leadership Plan and 2009 Stock Plan to include “clawback” provisions augmenting Brocade’s ability to recoup cash-based incentive compensation and performance-based equity awards from the CEO and executives who report directly to the CEO if Brocade corrects or restates its published financial statements due to a material accounting error. Although Brocade received a stockholder proposal on this topic for the 2015 Annual Meeting, which has been included in our Proxy Statement, Brocade voluntarily adopted a policy that it believes has more specific detail to inform employees as to what activity is prohibited and could subject them to a clawback and covers a broader range of conduct that could be detrimental to Brocade and its stockholders. The clawback terms are described on page 46 of our Proxy Statement.